Exhibit 99.1

Ozop Energy Solutions, Inc. to Purchase $11 Million in Solar Panels to Meet Demand

Florida, NY, May 12, 2022 - - (GLOBE NEWSWIRE) Ozop Energy Solutions. Inc. (OZSC), is pleased to announce that its subsidiary Ozop Energy Systems, Inc. (“OES”) has issued purchase orders committing to purchasing approximately $11 million in solar panels. The Company has already put down as deposits over $1.7 million in order to secure the delivery and will be making additional deposits prior to delivery. Approximately $6 million of the product is expected to arrive by August 2022, with the remaining $5 million forecasted to arrive in November 2022.

The solar industry has been in the news quite a bit for more than the last six months. Due to Covid related matters in all corners of the world, factory production has had to endure periodic forced temporary shutdowns, and we are all well aware of the shipping and port situations that continued to affect the unloading, clearing and delivery of many products. Based on these conditions, OES has taken the initiative with suppliers to secure the delivery of solar panels. Our customer demand also remains strong, as many installers and retailers are well aware of these issues and want to secure product for their business.

An announcement by the U.S. Department in March 2022, stated it would investigate allegations that solar panel manufacturers in Southeast Asia are using Chinese-made parts and evading U.S. tariffs has raised alarms concerning both trade and environmental policy. The department announced March 28, that it would investigate claims by a California-based solar panel manufacturer that solar energy equipment manufacturers in Cambodia, Malaysia, Thailand and Vietnam have close business ties to companies in China that produce the raw materials and some components of solar panel assemblies.

OES’s first quarter revenues were approximately $2.9 million. Based on the above and the Company’s current on-hand inventory, management anticipates similar to slightly higher quarterly sales results for the second and third quarter of 2022 as experienced in the first quarter, and a significant increase in the fourth quarter of 2022.

“In addition to the above purchase orders, we are working with all of our vendors to secure more product this year and into Q1, 2023”, stated Christopher Serna, Director of Sales for Ozop Energy Systems. “While we are not entirely sure how much in additional product we can obtain in this climate, we have deep rooted relationships with vendors that we have worked with almost a decade. The addition of these large PO’s is allowing us to solidify multi-Megawatt forecasts from customers that we would otherwise not have access to.”

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers’ energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a majority owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is licensed as a captive insurer that reinsures.

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Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956

www.thewaypointrefinery.com